                                                     REGISTRATION NO. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                       UNITED STATES FILTER CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       33-0266015
        (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211
                                (619) 340-0098
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              DAMIAN C. GEORGINO
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211
                                (619) 340-0098
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  Copies to:

              JANICE C. HARTMAN                  NICHOLAS P. SAGGESE
         KIRKPATRICK & LOCKHART LLP    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
            1500 OLIVER BUILDING          300 SOUTH GRAND AVENUE, SUITE 3400
       PITTSBURGH, PENNSYLVANIA 15222       LOS ANGELES, CALIFORNIA 90071
               (412) 355-6500                       (213) 687-5000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] File No. 333-14277
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
==============================================================================

                                                             PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM     AGGREGATE
    SECURITIES TO BE        AMOUNT TO BE    OFFERING PRICE      OFFERING          AMOUNT OF
       REGISTERED            REGISTERED(1)    PER UNIT(2)        PRICE(2)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share.........  1,150,000 shares       $31.625       $36,368,750          $11,021

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(1) Includes 150,000 shares which may be issued upon exercise of an over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee.


===============================================================================

                             EXPLANATORY STATEMENT

       This Registration Statement is being filed pursuant to Rule 462(b) and General Instruction IV of Form S-3, both promulgated under the Securities Act of 1933, as amended. The contents of Registration Statement No. 333-14277, as amended by Amendments No. 1, 2 and 3 thereto, including any prospectuses filed pursuant thereto in accordance with Rule 424 promulgated under said Securities Act, and each of the documents incorporated or deemed to be incorporated by reference therein, are hereby incorporated herein by reference.


       The registrant hereby certifies that (i) it has instructed The First National Bank of Boston to transmit to the Commission's account by wire transfer of immediately available funds the additional fee specified on the facing sheet hereof relating to the additional shares being registered hereby; (ii) the registrant will not revoke such instructions; and (iii) the registrant has sufficient funds to cover the amount of such filing fee. The registrant undertakes to confirm the receipt of such instruction by The First National Bank of Boston on the business day following the date hereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palm Desert, State of California, on the 11th day of December, 1996.


                                          UNITED STATES FILTER CORPORATION

                                          By:  /s/ Richard J. Heckmann
                                             ____________________________
                                                Richard J. Heckmann
                                              Chairman of the Board,
                                           President and Chief Executive
                                                      Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         CAPACITY                     DATE
     /s/ Richard J. Heckmann         Chairman of the Board,            December 11, 1996
------------------------------------  President and Chief
        Richard J. Heckmann           Executive Officer
                                      (Principal Executive
                                      Officer) and a Director

       /s/ Kevin L. Spence           Vice President and Chief          December 11, 1996
------------------------------------  Financial Officer
          Kevin L. Spence             (Principal Financial and
                                      Accounting Officer)

                 *                   Executive Vice President and      December 11, 1996
------------------------------------  a Director
         Michael J. Reardon

                 *                   Senior Vice President and a       December 11, 1996
------------------------------------  Director
            Tim L. Traff

                 *                   Director                          December 11, 1996
------------------------------------
           James E. Clark

                                     Director                          December 11, 1996
------------------------------------
         John L. Diederich

                  *                  Director                          December 11, 1996
------------------------------------
          Robert S. Hillas

                  *                  Director                          December 11, 1996
------------------------------------
          Arthur B. Laffer

                  *                  Director                          December 11, 1996
------------------------------------
       Alfred E. Osborne, Jr.

                  *                  Director                          December 11, 1996
------------------------------------
         J. Danforth Quayle

                  *                  Director                          December 11, 1996
------------------------------------
       C. Howard Wilkins, Jr.

By: /s/ Damian C. Georgino                                             December 11, 1996
   ---------------------------------
        Damian C. Georgino
         Attorney-In-Fact


                                 EXHIBIT INDEX

EXHIBIT                                                             SEQUENTIAL
NUMBER                        DESCRIPTION                           PAGE NUMBER
------   --------------------------------------------------------   --------
   5.1   Opinion of Damian C. Georgino...........................
  23.1   Consent of KPMG Peat Marwick LLP and KPMG Audit Plc.....
  23.2   Consent of Price Waterhouse LLP.........................
  23.3   Consent of Ernst & Young LLP............................
  23.4   Consent of Arthur Andersen LLP..........................
  23.5   Consent of Damian C. Georgino (included in Exhibit 5.1).